Exhibit 99.1
SIGNET JEWELERS REPORTS FIRST QUARTER FISCAL 2027 RESULTS
Same Store Sales Growth of 1.8%
Raising FY27 Adjusted EPS Guidance
HAMILTON, Bermuda, June 2, 2026 – Signet Jewelers Limited ("Signet" or the "Company") (NYSE:SIG) today announced its results for the 13 weeks ended May 2, 2026 ("first quarter Fiscal 2027").
"We drove topline growth in the first quarter with all categories up on a comparable sales basis. We also delivered positive performances for both Valentine’s Day in February as well as Mother’s Day to start the second quarter," said J.K. Symancyk, Chief Executive Officer. "These early proof points of our Grow Brand Love strategy show we can perform and transform at the same time. We're accelerating go-to-market plans across Kay, Zales, and Jared - sharpening brand distinction through more impactful marketing, redesigning digital experiences, and creating more compelling store environments. These initiatives build on each brand's strengths and are designed to foster sustainable growth."
"We delivered double digit Adjusted Operating Income growth in the first quarter driven by cost reduction from the re-organization completed last year and leverage from comparable sales growth. Our consistent performance, inventory management, and free cash flow conversion has allowed us to return over $125 million to shareholders this year through today. We also intend to initiate a $50 million accelerated share repurchase plan this month as part of Signet's ongoing programmatic returns to shareholders," said Joan Hilson, Chief Operating and Financial Officer. "Looking forward to full year Fiscal '27, we are raising the midpoint of guidance to reflect Q1 performance and Q2 momentum. We are further increasing the adjusted EPS range for the year to reflect the additional share repurchases since March."
First Quarter Fiscal 2027 Highlights:
•Sales of $1.6 billion on a same store sales ("SSS")(1) increase of 1.8% to Q1 of FY26.
•Merchandise average unit retail ("AUR")(2) was up approximately 5% to Q1 of FY26, with growth in both Bridal and Fashion.
•Operating income of $36.9 million, down from $48.1 million in Q1 of FY26.
•Adjusted operating income(3) of $78.6 million, up from $70.3 million in Q1 of FY26.
•Diluted earnings per share ("EPS") of $0.78, consistent with Q1 of FY26. The current quarter diluted EPS includes $0.78 of restructuring and other charges net of taxes.
•Adjusted diluted EPS(3) of $1.56, compared to $1.18 in Q1 of FY26.
(1)    Same store sales include physical stores and e-commerce sales. Further, beginning in Q1 FY27, the calculation of SSS excludes the adjustment reflected in total sales to defer the recognition of extended service agreements. For further information, please refer to Signet's Q1 FY27 Quarterly Report on Form 10-Q.
(2)    AUR reflects merchandise sales on a constant currency basis, net of discounts and promotions, divided by units.
(3)    See Non-GAAP Financial Measures section below.

(in millions, except per share amounts)	Q1 Fiscal 2027	Q1 Fiscal 2026
Sales	$1,553.6	$1,541.6
SSS % change (1)	1.8%	2.7%
GAAP
Operating income	$36.9	$48.1
Operating margin	2.4%	3.1%
Diluted EPS	$0.78	$0.78
Adjusted (2)
Adjusted operating income	$78.6	$70.3
Adjusted operating margin	5.1%	4.6%
Adjusted diluted EPS	$1.56	$1.18
(1)    Same store sales include physical stores and e-commerce sales. Further, beginning in Q1 FY27, the calculation of SSS excludes the adjustment reflected in total sales to defer the recognition of extended service agreements. The SSS % change for Q1 FY26 has been adjusted from the previously reported amount consistent with the revised methodology.
(2)     See Non-GAAP Financial Measures section below.
First Quarter Fiscal 2027 Results:
Gross margin was $556.5 million, or 35.8% of sales, down approximately $42 million to Q1 of FY26. The gross margin decline included inventory write-downs relating to the transition of James Allen. Adjusted gross margin was $589.2 million, or 37.9% of sales, in line with the Company's expectations.
SG&A was $509.6 million, or 32.8% of sales, down from $526.0 million, or 34.1% of sales, in Q1 of FY26. The leverage in SG&A was driven by cost reduction from the reorganization completed in FY26 and from sales growth.
Operating income was $36.9 million, or 2.4% of sales, compared to $48.1 million, or 3.1% of sales, in Q1 of FY26, and included $41.7 million of restructuring and related charges - largely non-cash - in Q1 FY27 primarily related to the transition of James Allen. Adjusted operating income was $78.6 million, or 5.1% of sales, compared to $70.3 million, or 4.6% of sales, in Q1 of FY26.
The current quarter income tax expense was $9.1 million compared to $12.1 million in Q1 of FY26. Adjusted income tax expense was $19.5 million compared to $17.6 million in Q1 of FY26.
Diluted EPS was $0.78, flat to Q1 of FY26. Diluted EPS in the current quarter included $0.78 of restructuring and other charges net of taxes. Adjusted diluted EPS was $1.56, compared to $1.18 in Q1 of FY26. Adjusted diluted EPS reflected higher adjusted operating income, lower diluted share count, and higher interest income.
Balance Sheet and Statement of Cash Flows:
Cash used in operating activities for the first quarter of FY27 was $144.7 million compared to $175.3 million in the prior year. Cash and cash equivalents were $602.8 million as of quarter end, compared to $264.1 million in Q1 of FY26. Total liquidity was approximately $1.7 billion, up more than $300 million to the prior year. Inventory ended the quarter at $2.0 billion, approximately flat to Q1 of FY26.
Capital Returns to Shareholders:
Signet's Board of Directors declared a quarterly cash dividend on common shares of $0.35 per share for the second quarter of Fiscal 2027, payable August 21, 2026 to shareholders of record on July 24, 2026, with an ex-dividend date of July 24, 2026.
In the first quarter of FY27, Signet repurchased approximately 0.9 million common shares for $83 million. Subsequent to the first quarter, the Company repurchased an additional 0.4 million shares for approximately $30 million.
Additionally, the Company intends to initiate a $50 million Accelerated Share Repurchase ("ASR") agreement this month. Subsequent to the completion of the ASR, the Company will have approximately $355 million in share repurchase authorization remaining.

Second Quarter and Full Year Fiscal 2027 Guidance Range:

Second Quarter
Total sales	$1.50 to $1.53 billion
Same store sales	+0.5% to +2.5%
Adjusted operating income (1)	$79 to $93 million
Adjusted EBITDA (1)	$125 to $139 million
(1) See description of non-GAAP financial measures below.
Forecasted adjusted operating income and adjusted EBITDA exclude potential non-recurring charges, such as restructuring and reorganizational charges or asset impairments. However, given the potential impact of non-recurring charges to the GAAP operating income, we cannot provide forecasted GAAP operating income or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted adjusted operating income or adjusted EBITDA to corresponding forecasted GAAP amounts.

	Updated Fiscal 2027	Previous Fiscal 2027
Total sales	$6.7 to $6.9 billion	$6.6 to $6.9 billion
Same store sales	(0.75%) to 2.5%	(1.25%) to 2.5%
Adjusted operating income (1)	$480 to $560 million	$470 to $560 million
Adjusted EBITDA (1)	$665 to $745 million	$655 to $745 million
Adjusted diluted EPS (1)	$9.20 to $11.00	$8.80 to $10.74
(1) See description of non-GAAP financial measures below.
Forecasted adjusted operating income, adjusted EBITDA and adjusted diluted EPS exclude potential non-recurring charges, such as restructuring and reorganizational charges or asset impairments. However, given the potential impact of non-recurring charges to the GAAP operating income and diluted EPS, we cannot provide forecasted GAAP operating income or diluted EPS or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted adjusted operating income, adjusted EBITDA and adjusted diluted EPS to corresponding forecasted GAAP amounts.
The Company's Fiscal 2027 guidance range is based on the following assumptions:
•Assumes $60 to $80 million in net revenue reduction related to the transition of the James Allen brand with a minimal impact on adjusted operating income.
•A dynamic tariff, commodity, and consumer environment.
•Planned capital expenditures of approximately $150 to $180 million.
•Net square footage decrease of low single digit for the year.
•Annual tax rate of 23% to 25%, excluding any potential discrete items.
•Adjusted diluted EPS for Fiscal 2027 excludes any potential further share repurchases subsequent to the ASR. This assumes a full year weighted average diluted share count of approximately 39.5 million shares.
Our Purpose and Sustainability:
Our latest Corporate Citizenship & Sustainability Report is set to be released later this month and will highlight our Fiscal 2026 efforts to advance our Corporate Sustainability Goals through our Three Loves framework—Love for All People, Love for Our Team, and Love for Our Planet and Products. We continue to make strong progress against our commitment to leave a positive legacy in the global communities where we work, live, and serve. Highlights of the report will include reaching $122 million in cumulative donations to St. Jude Children’s Research Hospital® over our 27-year partnership; being named a Great Place to Work-Certified™ company for the sixth consecutive year, reflecting the pride and engagement of our team members; and being recognized on Ethisphere’s 2026 World’s Most Ethical Companies® list, underscoring our continued commitment to ethical business practices and positive impact for our team, communities, and stakeholders.

Conference Call:
A conference call is scheduled for June 2, 2026 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com.
The call details are:
United States (Toll Free) +1 833 461 5787
International +1 585 542 9983
Meeting ID 515979407
Registration for the listen-only webcast is available at the following link:
https://events.q4inc.com/attendee/515979407
A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.
About Signet and Safe Harbor Statement:
Signet operates approximately 2,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, Blue Nile, Peoples Jewellers, H.Samuel, and Ernest Jones. As a Purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.bluenile.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk.
This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of the words “guidance,” “expects,” “continue,” “intends,” “anticipates,” “enhance,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “preliminary,” “forecast,” “objective,” “opportunity,” “plan,” “progress,” “strategy,” “target,” or “will” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: executing or optimizing major business or strategic initiatives, such as expansion of the services business or realizing the benefits of our restructuring plans or transformation strategies, including those that the Company may develop in the future; attracting and retaining key executive talent during periods of leadership transition, such as the recent changes in our senior leadership from the reorganization under our Grow Brand Love strategy; the failure to adequately mitigate the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; impacts of US government shutdowns on consumer spending; difficulty or delay in executing or integrating an acquisition; the impact of the conflicts in the Middle East on financial markets and consumer spending, such as from the impact of higher oil and gas prices, as well as on our operations of our quality control and technology centers in Israel; the negative impacts that public health crisis, disease outbreak, epidemic or pandemic has had, and could have in the future, on our business, financial condition, profitability and cash flows; risks relating to shifts in consumer spending away from the jewelry category or away from the cultural customs of expressing commitments through engagements and weddings; trends toward more experiential purchases such as travel; general economic or market conditions, including impacts of inflation or other pricing environment factors on our merchandise costs or other operating costs; a prolonged slowdown in the growth of the jewelry market or a recession in the overall economy; financial market risks; a decline in consumer discretionary spending or deterioration in consumer financial position; disruptions in our supply chain; our ability to attract and retain labor; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations, which has occurred and may continue to deteriorate; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions and/or disruptions arising from changes to or termination of the relevant outsourcing agreements, as well as a potential increase in credit costs due to the current interest rate environment; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in further impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases (including execution of accelerated share repurchases and the payment of related excise taxes) and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; potential regulatory changes; future legislative and regulatory requirements in the US and globally relating to climate change, including any new climate related disclosure or compliance requirements, such as those issued in the state of California; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals, including any impact on the global market supply of diamonds due to the ongoing conflicts in the Middle East, the potential sale or divestiture of the De Beers Diamond Company and its natural diamond mining operations by parent company Anglo-American plc, and the ongoing Russia-Ukraine conflict or related sanctions; stakeholder reactions to disclosure regarding the source and use of certain minerals; scrutiny or detention of goods produced in certain territories resulting from trade restrictions; seasonality of our business; the merchandising, pricing and inventory policies followed by us and our ability to manage inventory levels; our relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the level of competition and promotional activity in the jewelry sector; our ability to optimize our multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of our OmniChannel retailing and ability to increase digital sales, as well as management of digital marketing costs; failure to anticipate and keep pace with changing fashion trends; changes in the costs, retail prices, supply and consumer acceptance of, and demand for gem quality lab-grown diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize our real estate footprint, including operating in attractive trade areas and effectively monitoring changes in consumer traffic in mall locations; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly store associates in regions experiencing low unemployment rates; management of social, ethical and environmental risks; ability to deliver on our corporate sustainability goals or our environmental, social and governance goals; the reputation of Signet and its brands; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; risks associated with the Company’s and its third-party service providers’ use of artificial intelligence; security breaches and other disruptions to our or our third-party providers’ information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, assessments or penalties levied by tax authorities, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and other jurisdictions in which our subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being domiciled in Bermuda; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or assets including cash which could be affected by failure of a financial institution or conditions affecting the banking system and financial markets as a whole; changes in assumptions used in making accounting estimates relating to items such as extended service plans or asset impairments; or the impact of weather-related incidents, natural disasters, organized crime or theft, increased security costs, strikes, protests, riots or terrorism, or acts of war (including the ongoing Russia-Ukraine and conflicts in the Middle East).
For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2026 Annual Report on Form 10-K filed with the SEC on March 19, 2026 and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.
Investors:
Rob Ballew
Senior Vice President, Investor Relations & Capital Markets
robert.ballew@signetjewelers.com or
IR@signetjewelers.com
Media:
Colleen Rooney
Chief Corporate Affairs & Sustainability Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

Condensed Consolidated Statements of Operations (Unaudited)

	13 weeks ended
(in millions, except per share amounts)	May 2, 2026	May 3, 2025
Sales	$1,553.6	$1,541.6
Cost of sales	(997.1)	(942.8)
Gross margin	556.5	598.8
Selling, general and administrative expenses	(509.6)	(526.0)
Other operating expense, net	(10.0)	(24.7)
Operating income	36.9	48.1
Interest income, net	3.6	0.8
Other non-operating income (expense), net	0.3	(3.3)
Income before income taxes	40.8	45.6
Income taxes	(9.1)	(12.1)
Net income	$31.7	$33.5

Earnings per common share:
Basic	$0.79	$0.79
Diluted	$0.78	$0.78
Weighted average common shares outstanding:
Basic	40.0	42.5
Diluted	40.4	42.7

Dividends declared per common share	$0.35	$0.32

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	May 2, 2026	January 31, 2026	May 3, 2025
Assets
Current assets:
Cash and cash equivalents	$602.8	$874.8	$264.1
Inventories	1,994.0	1,940.1	2,006.5
Income taxes	36.5	18.7	16.0
Other current assets	183.0	189.9	180.5
Total current assets	2,816.3	3,023.5	2,467.1
Non-current assets:
Property, plant and equipment, net	487.7	498.8	492.5
Operating lease right-of-use assets	1,155.1	1,146.6	1,103.9
Goodwill	428.4	428.4	482.0
Intangible assets, net	286.3	286.4	307.6
Other assets	283.7	291.0	301.0
Deferred tax assets	271.4	277.4	297.8
Total assets	$5,728.9	$5,952.1	$5,451.9
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$693.2	$772.1	$572.1
Accrued expenses and other current liabilities	326.8	387.3	371.3
Deferred revenue	382.0	377.1	366.7
Operating lease liabilities	292.1	286.9	286.9
Income taxes	49.3	65.4	49.5
Total current liabilities	1,743.4	1,888.8	1,646.5
Non-current liabilities:
Operating lease liabilities	931.5	930.4	894.5
Other liabilities	81.1	82.8	77.9
Deferred revenue	908.9	908.6	886.1
Deferred tax liabilities	166.8	175.3	171.2
Total liabilities	3,831.7	3,985.9	3,676.2
Commitments and contingencies
Shareholders’ equity:
Common shares	12.6	12.6	12.6
Additional paid-in capital	111.4	120.4	105.3
Other reserves	0.4	0.4	0.4
Treasury shares at cost	(2,008.0)	(1,934.9)	(1,852.2)
Retained earnings	4,004.3	3,986.9	3,765.5
Accumulated other comprehensive loss	(223.5)	(219.2)	(255.9)
Total shareholders’ equity	1,897.2	1,966.2	1,775.7
Total liabilities and shareholders’ equity	$5,728.9	$5,952.1	$5,451.9

Condensed Consolidated Statements of Cash Flows (Unaudited)

	13 weeks ended
(in millions)	May 2, 2026	May 3, 2025
Operating activities
Net income	$31.7	$33.5
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	34.7	37.0
Amortization of unfavorable contracts	—	(0.5)
Share-based compensation	7.5	7.0
Deferred taxation	(1.9)	3.6
Other non-cash movements, net	2.3	7.0
Changes in operating assets and liabilities:
Inventories	(41.6)	(56.1)
Other assets	(1.9)	(9.2)
Accounts payable	(79.8)	(187.5)
Accrued expenses and other liabilities	(64.0)	(5.4)
Change in operating lease assets and liabilities	(2.5)	(0.8)
Deferred revenue	5.1	3.6
Income tax receivable and payable	(34.3)	(7.5)
Net cash used in operating activities	(144.7)	(175.3)
Investing activities
Capital expenditures	(24.5)	(36.6)
Other investing activities, net	0.6	—
Net cash used in investing activities	(23.9)	(36.6)
Financing activities
Dividends paid on common shares	(13.0)	(12.6)
Repurchase of common shares	(82.7)	(117.4)
Other financing activities, net	(6.9)	(7.3)
Net cash used in financing activities	(102.6)	(137.3)
Cash and cash equivalents at beginning of period	874.8	604.0
Decrease in cash and cash equivalents	(271.2)	(349.2)
Effect of exchange rate changes on cash and cash equivalents	(0.8)	9.3
Cash and cash equivalents at end of period	$602.8	$264.1

Reportable Segment Information - First Quarter Fiscal 2027:
Sales:

	Change from previous year
First Quarter of Fiscal 2027	Same store sales	Non-same store sales, net	Total sales at constant exchange rate (1)	Exchange translation impact	Total sales as reported	Total reported sales (in millions)
North America segment	1.6%	(0.8)%	0.8%	0.1%	0.9%	$1,463.0
International segment	5.6%	(0.8)%	4.8%	4.4%	9.2%	$87.5
Other segment (2)	nm	nm	nm	nm	nm	$3.1
Signet	1.8%	(1.3)%	0.5%	0.3%	0.8%	$1,553.6
(1)     See Non-GAAP Financial Measures section below.
(2)     Includes sales from Signet’s diamond sourcing operation.
nm    Not meaningful.
Operating income and adjusted operating income:

	First quarter Fiscal 2027		First quarter Fiscal 2026
Operating income (loss) in millions	$	% of segment sales	$	% of segment sales
North America segment	$60.4	4.1%	$83.0	5.7%
International segment	(6.6)	(7.5)%	(7.0)	(8.7)%
Other segment	(3.4)	nm	(3.9)	nm
Corporate and unallocated expenses	(13.5)	nm	(24.0)	nm
Total operating income	$36.9	2.4%	$48.1	3.1%

	First quarter Fiscal 2027		First quarter Fiscal 2026
Adjusted operating income (loss) in millions (1)	$	% of segment sales	$	% of segment sales
North America segment	$101.4	6.9%	$97.1	6.7%
International segment	(6.6)	(7.5)%	(7.0)	(8.7)%
Other segment	(3.4)	nm	(3.9)	nm
Corporate and unallocated expenses	(12.8)	nm	(15.9)	nm
Total adjusted operating income	$78.6	5.1%	$70.3	4.6%
(1)     See Non-GAAP Financial Measures section below.
nm    Not meaningful.
Real Estate Portfolio:
Signet has a diversified real estate portfolio. On May 2, 2026, Signet operated 2,559 stores totaling 4.0 million square feet of selling space. Compared to year-end Fiscal 2026, store count decreased by 23 and square feet of selling space decreased 0.4%.

Store count by segment	January 31, 2026	Openings	Closures	May 2, 2026
North America segment	2,329	—	(21)	2,308
International segment	253	—	(2)	251
Signet	2,582	—	(23)	2,559

Non-GAAP Financial Measures
In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial measures on a non-GAAP basis. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance and liquidity. For these reasons, internal management reporting also includes these non-GAAP measures. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the Company’s condensed consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
The Company reports the following non-GAAP financial measures: sales changes on a constant currency basis, free cash flow, adjusted operating income, adjusted operating margin, adjusted diluted earnings per share ("EPS") and adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA”).
The Company provides the year-over-year change in total sales excluding the impact of foreign currency fluctuations to provide transparency to performance and enhance investors’ understanding of underlying business trends. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year sales in local currency.
Free cash flow is a non-GAAP measure defined as the net cash used in operating activities less capital expenditures. Management considers this metric to be helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Free cash flow is an indicator frequently used by management to measure the efficiency of converting operating income to cash, as well as evaluate its overall liquidity needs and determine appropriate capital allocation strategies. Free cash flow does not represent the residual cash flow available for discretionary purposes.
Adjusted operating income is a non-GAAP measure defined as operating income excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing operating results to appropriately evaluate the performance of the business without the impact of these certain items. Management believes the consideration of measures that exclude such items can assist in the comparison of operational performance in different periods which may or may not include such items. Management also utilizes adjusted operating margin, defined as adjusted operating income as a percentage of total sales, to further evaluate the effectiveness and efficiency of the Company’s flexible operating model.
Adjusted diluted EPS is a non-GAAP measure defined as diluted EPS excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing financial results in order to appropriately evaluate the performance of the business without the impact of these certain items. In particular, management believes the consideration of measures that exclude such items can assist in the comparison of performance in different periods which may or may not include such items. The Company estimates the tax effect of all non-GAAP adjustments by applying the relevant statutory tax rate to each item. The income tax items are used to estimate adjusted income tax expense and represent the discrete amount that affected the diluted EPS during the period.
Adjusted EBITDA is a non-GAAP measure, defined as earnings before interest, income taxes, depreciation and amortization, share-based compensation expense, non-operating expense, net and certain non-GAAP accounting adjustments. Adjusted EBITDA is considered an important indicator of operating performance as it excludes the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization costs and certain accounting adjustments.
The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with GAAP to presented non-GAAP financial measures.
Free cash flow

	13 weeks ended
(in millions)	May 2, 2026	May 3, 2025
Net cash used in operating activities	$(144.7)	$(175.3)
Capital expenditures	(24.5)	(36.6)
Free cash flow	$(169.2)	$(211.9)

Adjusted gross margin

	13 weeks ended
(in millions)	May 2, 2026	May 3, 2025
Total gross margin	$556.5	$598.8
Restructuring-related charges (1)	32.7	—
Total adjusted gross margin	$589.2	$598.8
Adjusted operating income

	13 weeks ended
(in millions)	May 2, 2026	May 3, 2025
Total operating income	$36.9	$48.1
Restructuring and related charges (1)	40.2	19.0
Asset impairments (1)	1.5	3.2
Total adjusted operating income	$78.6	$70.3
North America segment adjusted operating income

	13 weeks ended
(in millions)	May 2, 2026	May 3, 2025
North America segment operating income	$60.4	$83.0
Restructuring and related charges (1)	39.5	10.9
Asset impairments (1)	1.5	3.2
North America segment adjusted operating income	$101.4	$97.1
Corporate and unallocated expenses adjusted operating loss

	13 weeks ended
(in millions)	May 2, 2026	May 3, 2025
Corporate and unallocated expenses operating loss	$(13.5)	$(24.0)
Restructuring and related charges (1)	0.7	8.1
Corporate and unallocated expenses adjusted operating loss	$(12.8)	$(15.9)
Adjusted income tax provision

	13 weeks ended
(in millions)	May 2, 2026	May 3, 2025
Income tax expense	$9.1	$12.1
Restructuring and related charges (1)	10.0	4.7
Asset impairments (1)	0.4	0.8
Adjusted income tax expense	$19.5	$17.6
Adjusted effective tax rate

	13 weeks ended
	May 2, 2026	May 3, 2025
Effective tax rate	22.3%	26.5%
Restructuring and related charges (1)	1.2%	(0.4)%
Asset impairments (1)	0.1%	(0.1)%
Adjusted effective tax rate	23.6%	26.0%

Adjusted diluted EPS

	13 weeks ended
	May 2, 2026	May 3, 2025
Diluted EPS	$0.78	$0.78
Restructuring and related charges (1)	1.00	0.46
Asset impairments (1)	0.04	0.07
Tax impact of above items	(0.26)	(0.13)
Adjusted diluted EPS	$1.56	$1.18
Adjusted EBITDA

	13 weeks ended
(in millions)	May 2, 2026	May 3, 2025
Net income	$31.7	$33.5
Income taxes	9.1	12.1
Interest income, net	(3.6)	(0.8)
Depreciation and amortization	34.7	37.0
Amortization of unfavorable contracts	—	(0.5)
Other non-operating (income) expense, net	(0.3)	3.3
Share-based compensation	7.5	7.0
Other accounting adjustments
Restructuring and related charges (1)	40.2	19.0
Asset impairments (1)	1.5	3.2
Adjusted EBITDA	$120.8	$113.8
Footnotes to Non-GAAP Reconciliation Tables
(1)    Restructuring and related charges and asset impairment charges during the 13 weeks ended May 2, 2026 and May 3, 2025 were incurred primarily as a result of the Company’s Grow Brand Love strategy initiatives. Restructuring and related charges in the North America reportable segment during the 13 weeks ended May 2, 2026 includes $32.7 million of inventory write-downs related to the planned disposal of inventory in connection with the discontinuance of James Allen and Rocksbox as separately operated brands and the decommissioning of their respective websites.